Exhibit 10.3

Macquarie Capital Advisers Limited ABN 79 123 199 548 No. 1 Martin Place SYDNEY NSW 2000 Telephone +61 2 8232 3333 Facsimile +61 2 8232 3656	Credit Suisse (Australia) Limited ABN 94 007 016 300 Level 31, Gateway Building 1 Macquarie Place SYDNEY NSW 2000 Telephone +61 2 8205 4400 Facsimile +61 2 8205 4676

Final Version: 7 October 2009

Private & Confidential

7 October 2009

Mr Justin Beber

Brookfield Asset Management Inc. and Brookfield Infrastructure LP

email: jbeber@brookfield.com

URGENT EMAIL OR FAX ACCEPTANCE

REQUIRED BY

8.00 pm (Sydney time) on Wednesday 7 October 2009

Dear Mr Beber

Babcock & Brown Infrastructure Group security purchase plan to raise $250 million

Offer of Sub-underwriting

1.	Introduction

1.1	Babcock & Brown Infrastructure Group (BBI) is made up of the following entities:

•	Babcock & Brown Infrastructure Trust ARSN 100 375 479 (BBIT); and

•	Babcock & Brown Infrastructure Limited ACN 100 364 234 (BBIL).

The units in BBIT and the ordinary shares in BBIL are stapled together to form a single stapled security (Stapled Security) quoted on the Australian Securities Exchange (ASX).

Babcock & Brown Investor Services Limited ACN 099 717 638 (BBIS) is the responsible entity of BBIT.

1.2	BBI proposes to undertake a recapitalisation which will include:

•	a placement of new Stapled Securities (New Stapled Securities) to you and/or one or more of your Affiliates[1] to raise $625 million (Cornerstone Placement);

•	a placement of New Stapled Securities to institutional investors (Institutional Placement) to raise $625 million;

•

a security purchase plan (SPP), under which eligible security holders will be invited to subscribe for up to $15,000 worth of New Stapled Securities - the amount raised by the SPP will be capped at $250 million; and

•	a sale of certain assets held by BBI to you and/or one or more of your Affiliates.

It is also proposed that:

•	BBIT undertake a capital distribution in favour of its current ordinary security holders (Capital Distribution);

•	BBI consolidate the number of Stapled Securities on issue (Consolidation); and

•	BBI Exchangeable Preference Shares issued by BBI EPS Limited (EPS) be converted into Stapled Securities in accordance with their terms.

The Cornerstone Placement, the Institutional Placement, the SPP (together the Equity Raising), the Capital Distribution, the Consolidation and the conversion of the EPS are referred to in this letter as the Recapitalisation.

It is proposed that BBI security holder approval be obtained:

•	for the Cornerstone Placement, for the purposes of Item 7 of Section 611 of the Corporations Act 2001 (Cth) (Corporations Act);

•	for the Institutional Placement, for the purposes of ASX Listing Rule 7.1; and

•	for the SPP and any underwriting of the SPP, for the purposes of ASX Listing Rule 7.1,

(each a Resolution and together the Resolutions).

BBI also proposes to seek approval from the EPS holders to the amendment of certain terms of the EPS (the EPS Resolutions).

It is proposed that the meeting of BBI security holders to consider the Resolutions and the meeting of the holders of EPS to consider the EPS Resolutions be held on or around 16 November 2009.

No New Stapled Securities will be issued under the Equity Raising unless securityholder approval is given to each of the Resolutions and to each of the EPS Resolutions.

In addition to the Resolutions, BBI securityholder approval will be sought to change the name of BBIL, to the Consolidation; to the amendments to the constitutions of BBIL and BBIT to allow for the sale of fractions of Stapled Securities which would otherwise result from the Consolidation, to the increase in the limit on the non-executive directors’ fee cap and to certain other matters which are usually considered at the annual general meeting.

[1]

a person or entity is an “Affiliate” of another person or entity, if one is directly or indirectly controlled by that other person or entity or if both are directly or indirectly controlled by another person or entity: and “control” of a person or entity means the right to (i) elect or appoint a majority of the directors (or persons or entities performing a similar function) of such person or entity, (ii) the ability to otherwise exercise a majority of the voting rights in respect of that person or entity, or (iii) the ability to otherwise control the management of such person or entity whether by virtue of the terms of its constitutional documents, contractual rights, or otherwise; and “controlled” and “controlling” have a corresponding meaning

However, the approval of these resolutions is not required for the Equity Raising and Capital Distribution to proceed.

If each of the Resolutions and EPS Resolutions are passed, then the New Stapled Securities issued:

•	under the Cornerstone Placement will comprise 35% of the number of Stapled Securities that would be on issue immediately after completion of the Recapitalisation (Post Recapitalisation Equity);

•	under the Institutional Placement will comprise 35% of the Post Recapitalisaiton Equity; and

•	under the SPP will equal 14% of the Post Recapitalisation Equity.

The offer price per New Stapled Security (Offer Price) under each component of the Equity Raising is the amount which is calculated by dividing $625 million by that number of New Stapled Securities which is equal to 35% of the Post Recapitalisation Equity.

1.3

Macquarie Capital Advisers Limited and Credit Suisse (Australia) Limited (each a Joint Lead Manager and together the Joint Lead Managers) propose to execute an underwriting agreement with BBI (the Underwriting Agreement) pursuant to which they will fully underwrite the Institutional Placement and underwrite subscriptions of up to $250 million under the SPP (the Underwritten Offers). The Cornerstone Placement will not be underwritten.

1.4

The Equity Raising is being made pursuant to a combined product disclosure statement and prospectus which has been prepared by BBI, a draft copy of which you have received (the Offer Document). The draft Offer Document is an important document and should be read in full. The final Offer Document will be lodged with the Australian Securities and Investments Commission (ASIC) on or around 6 October 2009.

1.5

The funds raised under the Equity Raising will be used primarily to pay down a substantial amount of BBI’s debt and to recapitalise BBI and to fund the payment of the Capital Distribution, accrued dividends on the EPS and amounts payable on redemption of the Subordinated Prime Adjusting Reset Convertible Securities (SPARCS).

1.6

The offer in clause 2 is made only to persons to whom securities may be offered for issue without a disclosure document or product disclosure statement being prepared and otherwise in accordance with all applicable laws.

2.	Offer of Sub-underwriting

2.1

The Joint Lead Managers are pleased to offer you (the Sub-underwriting Offer) the following participation in the sub-underwriting of the SPP (your Sub-underwriting Participation) on the terms and conditions set out in this letter (including the Acceptance of Sub-underwriting Form) and the Offer Document.

Total Amount (AUD)
Sub-underwriting Participation in the SPP	87,500,000

2.2	The Sub-underwriting Offer relates solely to your Sub-underwriting Participation and is separate to your obligations in respect of the Cornerstone Placement.

2.3

To accept the Sub-underwriting Offer, please complete and return a signed copy of the Acceptance of Sub-underwriting Form (attached as Annexure A) to Andrew Batmanian via fax on +61 2 8232 4109 by 8.00 pm (Sydney time) on 7 October 2009. Until such time as you have returned a completed and signed copy of the Acceptance of Sub-underwriting Form to the Joint Lead Managers, there is no agreement between you and the Joint Lead Managers in connection with your Sub-underwriting Participation and the SPP. The agreement between us which will arise on your acceptance of the Sub-underwriting Offer is referred to in this letter as the Sub-underwriting Agreement. The obligations of Brookfield Asset Management Inc. and Brookfield Infrastructure LP under the Sub-underwriting Agreement will be joint and several.

2.4

If you accept the Sub-underwriting Offer you may nominate a custodian to hold the New Stapled Securities for which you will be required to subscribe and the issue of New Stapled Securities to the custodian you nominate will be in full satisfaction of our obligations to procure the issue of New Stapled Securities to you. A reference in this letter to you holding or otherwise dealing with the New Stapled Securities (other than your obligation to pay the subscription moneys) includes a reference to you causing the custodian (or a replacement custodian) to hold or deal with the New Stapled Securities.

2.5

You acknowledge and agree that the Joint Lead Managers may enter into further sub-underwriting agreements in relation to the SPP with other sub-underwriters provided that the allocation of New Stapled Securities to other sub-underwriters under the SPP is subject to first satisfying your Sub-Underwriting Participation and that, notwithstanding the existence of such further agreements, you may be required to subscribe for New Stapled Securities to the full extent of your Sub-underwriting Participation.

3.	The sub-underwriting pool

3.1

The sub-underwriting pool for the SPP is the amount calculated by subtracting from $250 million the amount which holders of Stapled Securities subscribe for New Stapled Securities under the SPP. If the above calculation results in a number of less than zero, the sub-underwriting pool for the SPP shall be equal to zero.

3.2

Where the total value of New Stapled Securities applied for under the SPP (excluding New Securities applied for by individual security holders in excess of $15,000) is less than $250 million, certain security holders who applied for New Securities in excess of $15,000 may be allocated New Securities in excess of $15,000. If such allocations are made, the sub-underwriting pool will be reduced.

3.3

You will be advised of the final amount you will be required to subscribe for New Stapled Securities under the SPP as soon as practicable after the Joint Lead Managers are notified of the actual level of subscriptions received under the SPP. The Joint Lead Managers expect to notify you of your shortfall obligations in respect of the SPP on or around 17 November 2009. The total amount which you are required to subscribe for New Stapled Securities under the SPP is referred to in this letter as your Sub-underwritten Amount.

3.4

The Joint Lead Managers agree that they will not allocate New Stapled Securities under the SPP to any other sub-underwriters or to and between themselves until they have allocated New Stapled Securities to you to satisfy your Sub-underwriting Participation in full. Your Sub-underwritten Amount may be less than your Sub-underwriting Participation only if the sub-underwriting pool is less than your Sub-underwriting Participation. In that case, your Sub-underwriting Participation will be the sub-underwriting pool. Subject to the foregoing, you acknowledge and agree that the Joint Lead Managers may allocate New Stapled Securities to and between themselves and the other sub-underwriters at their absolute discretion. For the avoidance of any doubt, the allocation of New Stapled Securities to other sub-underwriters or to the Joint Lead Managers will not affect your Sub-underwriting Participation and your obligations under the Sub-underwriting Agreement.

3.5

You will be required to subscribe your Sub-underwritten Amount for New Stapled Securities in accordance with the timetable in clause 4.1 unless otherwise notified by the Joint Lead Managers under clause 4.2. You must subscribe your Sub-underwritten Amount for New Stapled Securities in accordance with this Sub-underwriting Agreement, the Offer Document and the instructions and documents provided to you by the Joint Lead Managers and you must make payment (by DvP settlement or as otherwise advised by the Joint Lead Managers) to or as directed, and on the date advised, by the Joint Lead Managers. You will be issued that number of New Stapled Securities which is calculated by dividing your Sub-underwritten Amount by the Offer Price. Time will be of the essence in complying with your obligation to subscribe for the Sub-underwritten Amount for New Stapled Securities.

3.6	For the avoidance of doubt, you have no obligation to subscribe for your Sub-underwritten Amount if the Cornerstone Placement has not occurred or will not occur simultaneously with such subscription.

4.	Indicative timetable

4.1	The indicative timetable for the Equity Raising is set out in the Offer Document (Indicative Timetable).

Certain proposed dates from the Indicative Timetable are as follows:

Event	Date
Return of Acceptance of Sub-underwriting Form	8.00 pm (Sydney time) 7 October 2009

Institutional Placement closes	9 October 2009

Institutional shortfall notification date	12 October 2009

SPP closing date	12 November 2009

Date of general meeting	16 November 2009

Date of EPS holder meeting	16 November 2009

SPP shortfall notification date	17 November 2009

Settlement of Sub-underwritten Stapled Securities, Institutional Placement and Cornerstone Placement	19 November 2009

Allotment date	20 November 2009

Expected date for trading of New Stapled Securities	23 November 2009

Despatch of holding statements	23 November 2009

4.2

BBI and the Joint Lead Managers reserve the right to withdraw or modify the Equity Raising (or a part thereof) and the Indicative Timetable may change without consultation with you. Any changes will not affect your obligations under this letter if you accept the Sub-underwriting Offer. However, you will be notified of any changes to the SPP shortfall notification date and the date you are required to pay your Sub-underwritten Amount for New Stapled Securities. All dates and times are dates and times in Sydney, Australia.

5.	Fee

5.1	If you validly accept the Sub-underwriting Offer, in consideration of your sub-underwriting commitment, the Joint Lead Managers will pay you:

(a)	a sub-underwriting commitment fee of 1.00% of your Sub-underwriting Participation (Commitment Fee); and

(b)	an allocation fee of 0.50% of the gross value of New Stapled Securities issued to you under this Sub-underwriting Offer (Allocation Fee).

The Commitment Fee together with the Allocation Fee are referred to in this letter as the Sub-underwriting Fee.

5.2	BBI is not responsible for the payment of the Sub-underwriting Fee or any fee payable to sub-underwriters under the Sub-underwriting Agreement.

5.3

Payment of the Sub-underwriting Fee and any additional fee is subject to the Joint Lead Managers and BBI executing the Underwriting Agreement and the receipt of fees by the Joint Lead Managers in accordance with the Underwriting Agreement. The Sub-underwriting Fee will be paid within 10 business days after the fees payable to the Joint Lead Managers under the Underwriting Agreement are paid by BBI to the Joint Lead Managers. If the Joint Lead Managers choose to terminate their obligations under the Underwriting Agreement there will be no payment of the Sub-underwriting Fee. For the avoidance of doubt, no Sub-underwriting Fee will be payable if the Resolutions are not passed or the Equity Raising does not proceed or is withdrawn for any reason.

5.4

Payment of the Sub-underwriting Fee is also subject to you complying with this Sub-underwriting Agreement (including not being in breach of any of the representations or warranties you are required to give under this Sub-underwriting Agreement).

6.	Assignment

You may assign your rights under this under this Sub-underwriting Agreement, in whole or in part, to one or more wholly owned subsidiaries of Brookfield Asset Management, Inc, or Brookfield Infrastructure L.P , provided, however, that no such transfer or assignment shall relieve you from liability, unless we consent to the assignment (such consent to be provided in our absolute discretion), in which case you shall be released from liability for the portion assumed by the transferee or assignee.

7.	GST

The parties agree that, all monies payable under or in connection with this Sub-underwriting Offer (including any amounts payable by way of indemnity, reimbursement or otherwise and includes the provision of any non-monetary consideration) have and will be calculated exclusive of GST (the goods and services tax as imposed by A New Tax System (Goods and Services Tax) Act 1999).

You must pay to the Joint Lead Managers all GST, or other applicable or similar taxes, that the Joint Lead Managers are liable to pay (either directly or indirectly) in relation to any supply under or in connection with the Sub-underwriting Offer or Sub-Underwriting Agreement. If you are obliged to make any deduction or withholding on account of any tax whatsoever, the amount payable is to be grossed up to the extent necessary to ensure that, after such deduction or withholding, the amount otherwise payable remains unchanged.

8.	Representations, warranties and agreements

By accepting this Sub-underwriting Offer you represent, warrant and agree for the benefit of BBI, the Joint Lead Managers, their respective affiliates and related bodies corporate (as that term is defined in the Corporations Act) and their respective directors, partners, officers, employees, representatives, agents and advisers (collectively, JLM Parties) that:

(a)	you have received, read and understood the Sub-underwriting Offer, and agree to be bound by the Sub-underwriting Agreement which arises on your acceptance of the Sub-underwriting Offer;

(b)

you are lawfully permitted to accept the Sub-underwriting Offer and to perform the obligations which will arise under the Sub-underwriting Agreement, in accordance with your constitution, the laws applicable in Australia and any other applicable laws;

(c)

you confirm that you are in compliance with all relevant laws and regulations (including, without limitation, the requirements of the Foreign Acquisitions and Takeovers Act 1975 (Clth) and will not cease to be in compliance if you accept the Sub-underwriting Offer and subscribe your Sub-underwriting Participation for New Stapled Securities;

(d)

you agree to have the New Stapled Securities issued to you on the terms set out in the Sub-underwriting Agreement and you consent to be a security holder of BBI and be bound by the constitution of BBIL and the constitution of BBIT;

(e)

the representations, warranties and acknowledgements in this letter, including without limitation, in Annexure B to this letter are or will be true and correct with respect to you, your nominated custodian and any person on whose behalf you are acquiring New Stapled Securities;

(f)	you have received a copy of, and read, the draft Offer Document and acknowledge and agree that in relation to the Stapled Securities which are the subject of the Sub-underwriting Offer:

(i)

except for any liability that cannot by law be excluded, the Joint Lead Managers do not accept any responsibility or liability for the contents of the Offer Document (including any supplementary or replacement Offer Document) or for any expense, loss, damage or cost that may be incurred by you as a result of those contents being inaccurate or incomplete in any way for any reason;

(ii)

the Underwritten Offers will be conducted as described in the Offer Document and, in connection with any offers by you to prospective subscribers of New Stapled Securities or otherwise in connection with the Underwritten Offers you agree that you, and any other person acting on your behalf, will not use or distribute any offering materials or information about BBI other than the Offer Document provided to you by the Joint Lead Managers on behalf of BBI;

(iii)

if BBI becomes required to give or gives ASX or ASIC any information (including any supplementary or replacement Offer Document) that has, or is likely to have, a material effect on the value of its Stapled Securities prior to the allotment of the New Stapled Securities under the Underwritten Offers (the Allotment Date) your obligations under the Sub-underwriting Agreement in respect of your Sub-underwriting Participation will not be affected unless the Joint Lead Managers exercise any right of termination in respect of their obligations under the Underwriting Agreement;

(g)	if you fail to meet any obligation to pay all or part of your Sub-underwritten Amount by the time required by the Sub-underwriting Agreement (or as otherwise notified by the Joint Lead Managers), the Joint Lead Managers may on notice to you pay (or procure on terms that a third party pays) that Sub-underwritten Amount for New Stapled Securities and in addition to any other obligations under the Sub-underwriting Agreement you indemnify the Joint Lead Managers for any cost or loss associated with so doing (including any loss on sale of any New Stapled Securities acquired on paying the Sub-underwritten Amount within 6 months of issue of the New Stapled Securities); and

(h)

other than taking up New Stapled Securities pursuant to the Cornerstone Placement and your Sub-underwriting Participation, you will not enter or cause any of your affiliates and related bodies corporate or your or their respective directors, partners, officers, employees, representatives, agents and advisers (Your Affiliates) to enter into any transaction involving existing Stapled Securities or the New Stapled Securities or derivatives relating to the existing Stapled Securities or the New Stapled Securities (other than any derivatives referencing any existing and established sector or market index) intended to directly or indirectly have the economic effect of hedging or otherwise mitigating the economic risk associated with your agreement to subscribe for New Stapled Securities under the Sub-underwriting Agreement.

You acknowledge that BBI, the Joint Lead Managers and the JLM Parties will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements. You must notify the Joint Lead Managers promptly in writing if any of your representations, warranties, acknowledgements or agreements cease to be accurate or complete.

9.	Underwriting Agreement

9.1

BBI and the Joint Lead Managers intend to enter into an Underwriting Agreement on or around 6 October 2009. The obligations of the Joint Lead Managers in respect of the Underwritten Offers will not come into effect or may be terminated if certain conditions precedent are not fulfilled or waived.

9.2

In addition, in accordance with the terms and subject to the conditions of the Underwriting Agreement, the Joint Lead Managers may exercise certain rights to terminate their obligations if certain specified events occur. Those specified events are set out in Schedule 1. You acknowledge that the rights of termination and all other rights under the Underwriting Agreement will be exercised at the sole discretion of the Joint Lead Managers (but with notice to you) and that the Joint Lead Managers are not obliged to consult with you as to any matter or qualify the exercise or non exercise of any rights (including termination rights) they may have under the Underwriting Agreement in any way. If a Joint Lead Manager chooses not to terminate the Underwriting Agreement in circumstances where it is entitled to do so (or if it chooses not to exercise any other right it may have) you will be bound by such election and will be bound to fulfil the obligations as set out in the Sub-underwriting Agreement.

9.3

In the event that the Underwriting Agreement is not signed or both Joint Lead Managers terminate their underwriting obligations, your sub-underwriting obligations under the Sub-underwriting Agreement will terminate without cost or liability to the Joint Lead Managers.

10.	Quotation and Rights

BBI will agree to apply to ASX for official quotation of the New Stapled Securities on ASX. Please note that Market Participants (as defined in the ASX Market Rules) cannot deal in the New Stapled Securities either as agent or principal until official quotation is granted in respect of the New Stapled Securities.

BBI will warrant to the Joint Lead Managers that the New Stapled Securities will be fully paid, validly issued and free from all encumbrances other than those provided for in the constitution of BBI.

11.	Research Restrictions

You are responsible for any research published on your behalf, which should be prepared by independent analysis. You are responsible for ensuring that any research accurately reflects the latest publicly available information, is not misleading or deceptive and conforms with all applicable laws including, without limitation, compliance with Rule 139 under the Securities Act. If you are unable to comply with Rule 139 under the Securities Act, then you agree, on behalf or yourself and your affiliates, not to publish any research about the Offer or BBI until at least the day that is 40 days after the settlement of the New Stapled Securities, except for physical copy-only research reports that are not distributed in the United States or to any U.S. Person, or to any person acting for the account or benefit of any U.S. Person, and any such research report shall bear the following statement in large type on the bottom of each page of such research report: “THIS DOCUMENT MAY NOT BE DISTRIBUTED IN THE UNITED STATES OR TO U.S. PERSONS.”

12.	Release and indemnity

12.1

On and from your acceptance of the Sub-underwriting Offer, you will indemnify on demand the Joint Lead Managers and the JLM Parties against any loss (including all legal costs and expenses on a full indemnity basis) or liability arising from any claim or proceeding brought by any person (including BBI) to the extent that such loss or liability arises as a result of a breach by you of a term of the Sub-underwriting Agreement.

12.2

Except to the extent that such liability cannot by law be excluded, you acknowledge that none of the Joint Lead Managers or their Affiliates accept any responsibility and disclaim all liability whatsoever (including liability arising on the basis of negligence) in relation to the Sub-underwriting Offer and the Sub-underwriting Agreement (including the Offer Document insofar as it relates to the SPP and the Stapled Securities which are the subject of the Sub-underwriting offer). Except to the extent that such liability cannot by law be excluded, you agree to release the Joint Lead Managers and their Affiliates from all claims, demands and proceedings which you may have, or claim to have, against any of them, in connection with information about the SPP provided by or on behalf of BBI.

13.	Governing law

The terms of this letter, the Sub-underwriting Offer and the Sub-underwriting Agreement are governed by and must be construed in accordance with the laws of New South Wales. The parties submit to the non-exclusive jurisdiction of the courts in New South Wales and courts competent to hear appeals from such courts.

14.	Entire agreement

The terms of the Sub-underwriting Agreement comprise the entire agreement between the parties in connection with the Sub-underwriting Offer to the exclusion of all prior representations, understandings and agreements (whether oral or written, express or implied).

15.	Variation

Any amendment, modification or variation of the Sub-underwriting Agreement must be in writing and executed by the parties.

16.	Notice

Any notice to be given relating to the Sub-underwriting Offer or your acceptance of the Sub-underwriting Offer or the Sub-underwriting Agreement, must be sent by facsimile and will be deemed to have been given on the successful transmission of the notice to the correct facsimile contact number (specified in this letter and Acceptance of Sub-underwriting Form).

17.	Agreements with BBI

Notwithstanding any other provision of the Sub-underwriting Agreement, nothing contained in the Sub-underwriting Agreement will affect, modify or otherwise alter any of your or your Affiliates’ rights under any of your agreements or arrangements with BBI.

Yours faithfully

Robert Wruck Division Director Macquarie Capital Advisers Limited	Nicholas Schiffer Director Credit Suisse (Australia) Limited

Schedule 1

Part 1

(a)	(index fall) the S&P/ASX 200 Index:

(i)	falls on any Business Day before the Settlement Date to a level that is 15% or more below the Starting Level;

(ii)	closes on any Business Day before the Settlement Date at a level that is 10% or more below the Starting Level and closes at or below that level:

(A)	for at least 2 consecutive Business Days; or

(B)	on the Business Day before the Settlement Date; or

(b)

(Lodgement) the Issuers fail to lodge the Offer Document with ASIC on or before the Lodgement Date (or such later date approved in writing by the Underwriters, with such approval not to be unreasonably withheld or delayed); or

(c)

(Offer Document) the Offer Document omits any material required by the Corporations Act or contains a statement which is misleading or deceptive or otherwise fails to comply with the Corporations Act or any other applicable law; or

(d)

(ASX approval) unconditional approval (or conditional approval, provided such condition would not, in the reasonable opinion of an Underwriter, have a material adverse effect on the success of the Offers) by the ASX for official quotation of the Offer Securities is refused, or is not granted on or before the Allotment Date, or ASX makes an official statement to any person or indicates to the Issuers or the Underwriters that official quotation of the Offer Securities will not be granted; or

(e)

(listing) BBIT or BBIL ceases to be admitted to the official list of ASX or the Stapled Securities are suspended from official quotation on the ASX (excluding, for the avoidance of doubt, the Trading Halt); or

(f)	(ASIC action):

(i)

ASIC gives notice of an intention to hold a hearing under section 739(2) or section 1020E(4) of the Corporations Act or issues an order under section 739(1) or section 1020E(2) of the Corporations Act or an interim order under section 739(3) or section 1020E(5) of the Corporations Act or ASIC applies for an order under sections 1324B or 1325 of the Corporations Act in relation to the Offers or the Offer Document or gives notice of an intention to prosecute the Issuers or any of their directors and any such notice, order or application:

(A)	becomes public; or

(B)

is not withdrawn within 3 Business Days after it is given or made or where it is given or made less than 3 Business Days before the Settlement Date it has not been withdrawn by the Settlement Date, as the case may be; or

(ii)	an application is made by ASIC for an order under Part 9.5 of the Corporations Act in relation to the Offers or the Offer Document, and any such application:

(A)	becomes public; or

(B)

is not withdrawn within 3 Business Days after it is made or where it is made less than 3 Business Days before the Settlement Date it has not been withdrawn by the Settlement Date, as the case may be; or

(iii)

ASIC commences any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth) in relation to the Offers or the Offer Document and any such investigation or hearing:

(A)	becomes public; or

(B)

is not withdrawn within 3 Business Days after it is commenced or where it is commenced less than 3 Business Days before the Settlement Date it has not been withdrawn by the Settlement Date, as the case may be; or

(g)

(consent) if any person (other than an Underwriter) whose consent to the issue of the Offer Document is required refuses to give its consent or having previously consented to the issue of the Offer Document withdraws such consent; or

(h)

(Supplementary Offer Document) a Supplementary Offer Document, in the reasonable opinion of an Underwriter, is required to be lodged with ASIC or the Issuers lodge a Supplementary Offer Document without the consent of the Underwriters; or

(i)	(withdrawal) the Issuers withdraw the Offer Document or the Offers; or

(j)

(Transaction Documents) any of the Subscription Agreement, the Implementation Agreement or Cornerstone Assets Transactions Agreements is void or voidable, is amended without the consent of the Underwriters, is breached in a material respect, terminated or rescinded or circumstances exist or have arisen which would entitle a party to any of those agreements to terminate that agreement as a result and those rights to terminate have not been waived or a condition precedent to an obligation under any one of those agreements being, in the reasonable opinion of an Underwriter, incapable of being satisfied and it has not been waived; or

(k)

(Finance Party Consent) any Finance Party Consent is amended in a material respect without the consent of the Underwriters, any condition to such consent is breached and not waived, or the consent is rescinded or withdrawn or circumstances exist or have arisen which would entitle a Finance Party to rescind or withdraw that consent as a result and those rights to rescind have not been waived, or a condition to such consent being, in the reasonable opinion of an Underwriter, incapable of being satisfied and it has not been waived; or

(l)

(Finance Document) any Finance Document is or becomes void or voidable, is altered or amended, breached in a material respect, terminated or rescinded or circumstances exist or have arisen which would entitle a party to a Finance Document to rescind or terminate and those rights to rescind or terminate have not been waived; or

(m)	(Certificate) a Certificate which is required to be furnished by the Issuers under this agreement is not furnished when required; or

(n)

(Timetable) any event specified in the Timetable is delayed for more than 2 Business Days without the prior written consent of the Underwriters (such consent not to be unreasonably withheld or delayed); or

(o)	(indictable offence) a director of BBIL or the RE:

(i)

is charged with an indictable offence relating to any financial or corporate matter or any regulatory body commences any public action against the director in his or her capacity as a director of BBIL or the RE or announces that it intends to take any such action; or

(ii)	is disqualified from managing a corporation under section 206B, 206C, 206D, 206E, 206F or 206G; or

(p)	(insolvency) no entity comprising BBI is Insolvent or there is an act or omission which is likely to result in a member of BBI becoming Insolvent; or

(q)

(unable to issue Offer Securities) the Issuers are prevented from allotting and issuing the Offer Securities within the time required by the Timetable, Listing Rules, applicable laws, an order of a court of competent jurisdiction or a Government Agency; or

(r)	(Security Holder Approval) Security Holder Approval or EPS Holder Approval is not obtained by the Company on or before the Approval Date; or

(s)

(unauthorised alterations) without the prior written consent of the Underwriters, which consent shall not be unreasonably withheld or delayed, an Issuer alters its share capital (other than as a result of the issue of the Consolidation or securities by any Issuer contemplated by the Transaction, pursuant to a dividend or distribution reinvestment plan (excluding to an underwriter of a dividend or distribution reinvestment plan) or on conversion or exercise of any securities issued pursuant to any such plan, or an issue of securities by an Issuer pursuant to the conversion of any convertible securities (as defined in the ASX Listing Rules) which are on issue as at the date of this agreement (including, for the avoidance of doubt, the conversion of the SPARCS); or

(t)

(change in responsible entity) the RE is replaced as the responsible entity of BBIT, or a proposal is announced to replace the RE as the responsible entity of BBIT or a notice is received by the RE from a Security Holder or Security Holders entitled to give such a notice under the Corporations Act requisitioning a meeting of Security Holders to replace the RE as responsible entity of BBIT.

Part 2

(a)	(hostilities or crisis):

(i)

hostilities not presently existing commence (whether war has been declared or not) or a major escalation in existing hostilities occurs (whether war has been declared or not) involving any one or more of Australia, New Zealand, the United States of America, Japan, Russia, the People’s Republic of China, Hong Kong or any member of the European Union or a major act of terrorism is perpetrated in or on a government facility of any of those countries;

(ii)

an occurrence of any other calamity or crisis or any change in financial, political or economic conditions or currency exchange rates or controls in Australia, New Zealand, the United States of America, Japan, Russia, the People’s Republic of China, Hong Kong or any member of the European Union; or

(b)	(warranties) a warranty contained in this agreement on the part of an Issuer is untrue or incorrect when given or taken to be given; or

(c)	(breach) an Issuer fails to perform or observe any of its obligations under this agreement;

(d)	(Certificate) a Certificate which is required to be furnished by the Issuers under this agreement is untrue, incorrect or misleading;

(e)

(misleading or deceptive conduct) civil or criminal proceedings are brought against BBIL or the RE or any officer of BBIL or the RE in relation to any fraudulent, misleading or deceptive conduct relating to BBIL or the RE whether or not in connection with the Transaction; or

(f)

(change of law) there is introduced or there is a public announcement of a proposal to introduce, into the Parliament of Australia or any State of Australia a new law, or the Reserve Bank of Australia, or any Commonwealth or State authority, adopts or announces a proposal to adopt a new policy (other than a law or policy which has been announced before the date of this agreement), any of which does or is likely to prohibit or regulate the Offers, capital issues or stock markets;

(g)	(change in board of directors) a change in the board of directors of BBIL or the RE occurs; or

(h)	(market disruption) either of the following occurs:

(i)

a general moratorium on commercial banking activities in Australia, the United States of America or the United Kingdom is declared by the relevant central banking authority in any of those countries, or there is a material disruption in commercial banking or security settlement or clearance services in any of those countries; or

(ii)

trading in all securities quoted or listed on ASX, the London Stock Exchange or the New York Stock Exchange is suspended or limited in a material respect for one day on which that exchange is open for trading or substantially all of a trading day; or

(i)

(adverse change) any change or development (including but not limited to any regulatory change) or event involving a prospective adverse change, in the condition, financial or otherwise, or in the assets, earnings, business, operations, management or prospects of the Issuers, or any entity comprising BBI or its underlying investments; or

(j)	(Takeovers Panel) any application is made to the Takeovers Panel seeking a declaration of unacceptable circumstances in relation to any aspect of the Transaction.

Annexure A

Babcock & Brown Infrastructure Group (BBI) comprises Babcock & Brown Infrastructure Trust ARSN 100 375 479 (BBIT) and Babcock & Brown Infrastructure Limited ACN 100 364 234. Babcock & Brown Investor Services Limited ACN 099 717 638 is the responsible entity of BBIT.

ACCEPTANCE OF SUB-UNDERWRITING FORM

To:	Macquarie Capital Advisers Limited Attention: Andrew Batmanian Fax: +61 2 8232 4109

From:	Brookfield Asset Management Inc. and Brookfield Infrastructure LP (Brookfield)

TO BE FAXED TO MACQUARIE CAPITAL ADVISERS AS ONE OF THE JOINT LEAD MANAGERS BY 8.00 pm (Sydney time) on 7 OCTOBER 2009

We are pleased to accept the Sub-underwriting Offer as described in your letter dated 7 October 2009 (the Sub-underwriting Letter) on the terms and subject to the conditions contained in the Sub-underwriting Letter. In connection with the Sub-underwriting Offer, the undersigned hereby gives for the benefit of BBI, the Joint Lead Managers and their respective Affiliates the various representations, warranties and agreements contained in the Sub-underwriting Letter.

Our acceptance is subject to:

•

the Treasurer of the Commonwealth of Australia (or his delegate) (Treasurer) providing unconditional written advice that there are no objections under Australia’s foreign investment policy to our participation in the Equity Raising ; or

•

following notice of the proposed Equity Raising having been given by Brookfield to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cwlth), the Treasurer ceasing to be empowered to make any order under Part II of that Act because of lapse of time.

We agree that this commitment is to subscribe for such amount as is notified to us by the Joint Lead Managers up to:

Total Amount (AUD)
Sub-underwriting Participation in the SPP	87,500,000

Please complete the following details:

Sub-underwriter (full name): Brookfield Asset Management Inc. and Brookfield Infrastructure L.P.

Relevant interest in BBI Stapled Securities (if any):             0             stapled securities

Contact Name: Samuel Pollock

Address: 300 - 181 Bay Street, Toronto, Ontario M5J 2T3, Canada

Fax: 416-365-9642

Phone: 416-363-9491

Details of Authorised Signatory

Signature:	“Gregory E. A. Morrison”	Date:	October 2, 2009

Name:	Gregory E. A. Morrison	Title:	Vice President of the general partner

THIS FORM MUST BE FAXED TO +61 2 8232 4109

BY NO LATER THAN

8.00 PM (SYDNEY TIME) ON 7 OCTOBER 2009

Annexure B

1.	Representations, warranties and agreements

(a)

if you are in Australia you are a ‘sophisticated’ or ‘professional’ investor for the purposes of section 708 of the Corporations Act and a wholesale client for the purposes of section 761G of the Corporations Act;

(b)

if you or any person for whom you are acquiring New Stapled Securities are outside Australia, you (or such person) are a person to whom New Stapled Securities may lawfully be offered and sold under the Sub-underwriting Agreement in compliance with applicable laws without the need for any lodgement, registration, approval or other formality or filing with or by a governmental agency under Australian law or the applicable laws in the jurisdiction in which you are situated;

(c)

you acknowledge that the Sub-underwriting Offer and issue to you of any New Stapled Securities under the Sub-underwriting Agreement have not been, and will not be, registered under the U.S. Securities Act of 1933 (the US Securities Act), or the securities laws of any state or other jurisdiction of the United States and that, therefore, the New Stapled Securities cannot be offered, sold, pledged, transferred or otherwise disposed of unless and until they are registered under the US Securities Act (which you acknowledge and agree neither BBI nor the Joint Lead Managers have any obligation to do or procure) or sold in a transaction exempt from, or not subject to, the registration requirements of the US Securities Act and any other applicable securities laws;

(d)	you are not located in the United States and you are not a US Person (as defined in Rule 902(k) under the US Securities Act) and you are not acting for the account or benefit of a US Person;

(e)	you will subscribe for any New Stapled Securities under the Sub-underwriting Agreement in an “offshore transaction” (as defined in Rule 902(h) under the US Securities Act);

(f)

you have not purchased and will not purchase any New Stapled Securities under the Sub-underwriting Agreement as a result of any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S under the US Securities Act);

(g)	you are not engaged in the business of distributing securities or, if you are, you agree that you will not offer or sell in the United States or to, or for the account or benefit of, a US Person:

(A)	any New Stapled Securities you acquire under the Sub-underwriting Agreement at any time; or

(B)	any Stapled Securities of BBI you acquire other than under the Sub- underwriting Agreement until 40 days after the Allotment Date,

except in a transaction exempt from the registration requirements of the US Securities Act. Notwithstanding the foregoing and the immediately preceding paragraph, you may sell Stapled Securities in standard (regular way) brokered transactions on the ASX if neither you nor any person acting on your behalf knows, or has reason to know, that the sale has been prearranged with, or that the purchaser is, a person in the United States;

(h)

you agree that if you or any other person for whose account you are acquiring the New Stapled Securities under the Sub-underwriting Agreement decides to sell or otherwise transfer any New Stapled Securities, you will only do so, and you will inform such other person that it may only do so, if the offer and sale of such New Stapled Securities are:

(i)	registered under the Securities Act (which you acknowledge and agree that neither BBI nor the Underwriter has any obligation to do or procure);

(ii)	made in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A or, if available, Rule 144 thereunder; or

(iii)

made in standard (regular way) brokered transactions on the ASX where neither you nor any person acting on your behalf knows, or has reason to know, that the sale has been pre-arranged with, or that the purchaser is, a person in the United States, or otherwise outside the United States in offshore transactions in accordance with Regulation S under the Securities Act, and, in the case of (i), (ii) or (iii) above, in accordance with any applicable securities laws of any state of the United States or any other jurisdiction;

(i)

you confirm and agree that you have not distributed or released, and will not distribute or release, the Offer Document to any person in the United States or to any U.S. Person or to any person acting for the account or benefit of a U.S. Person, except to the extent you have, and are acting with, investment discretion for such a person;

(j)

you are aware that publicly available information about BBI can be obtained from ASIC and ASX (including its web site http://www.asx.com.au), and that certain publicly available information about BBI, will be available free of charge from the BBI’s web site at www.bbinfrastructure.com. The contents of any website have not been approved by the Joint Lead Managers and do not constitute part of the Underwritten Offers;

(k)

you have such knowledge and experience in financial matters that you are capable of evaluating the merits and risks of purchasing New Stapled Securities, and if you purchase New Stapled Securities for your own account, you can bear the economic risk of your investment in the New Stapled Securities;

(l)

you have had access to all information that you believe is necessary or appropriate in connection with the Sub-underwriting Offer and your acceptance of it. You acknowledge and agree that, except for any responsibility that cannot by law be excluded, you will not hold the Joint Lead Managers or any of their Affiliates responsible for any misstatements in, or omissions from, any information provided to you or any publicly available information concerning BBI;

(m)

you have made and relied upon your own assessment of BBI and have conducted your own investigation with respect to the New Stapled Securities and BBI including, without limitation, the particular tax consequences of purchasing, owning or disposing of the New Stapled Securities in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction;

(n)

you have not relied on any investigation that the Joint Lead Managers or any of their Affiliates or any persons acting on behalf of any of them may have conducted with respect to the New Stapled Securities or BBI. None of such persons has made any representation to you, express or implied, with respect to the New Stapled Securities or BBI;

(o)

you acknowledge that the Sub-underwriting Offer does not constitute a securities recommendation or financial product advice and that the Joint Lead Managers have not had regard to your particular objectives, financial situation or needs;

(p)

you acknowledge that an investment in the New Stapled Securities involves a degree of risk and you have considered that risk in deciding whether to apply or procure applications for New Stapled Securities;

(q)	you acknowledge that the obligations of the Joint Lead Managers under the Sub-underwriting Agreement are several and not joint or joint and several;

(r)

you are not a related party (either as defined in section 228 (or section 228 as modified by Part 5C.7) of the Corporations Act or treated by ASX as such for the purposes of ASX Listing Rule 10.11) of BBI or an ‘associate’ (for the purposes of section 601GAA of the Corporations Act (as notionally inserted by ASIC Class Order [CO 05/26])) of BBI;

(s)

you acknowledge that, save as may be provided in the agreements between you and BBI in connection with the Equity Raising, any expenses incurred by your organisation in relation to the Sub-underwriting Offer or the Sub-underwriting Agreement or the Underwritten Offers will be to your own account;

(t)

you acknowledge that the Joint Lead Managers have financial interests in the success of the Underwritten Offers and they and or their Affiliates may also hold New Stapled Securities following allotment; and

(u)	the information provided by you in your Acceptance of Sub-underwriting Form is true and not misleading as at the date given and you will advise the Joint Lead Managers if it changes.